Exhibit 99.1

Important Notice of Blackout Period to Directors and Executive Officers of Marriott International, Inc.

August 19, 2024

Federal securities laws require us to send you a notice whenever restrictions are imposed on your trading in shares of common stock (including derivatives) of Marriott International, Inc. (the “Company”) due to a suspension of transactions in the Marriott Retirement Savings Plan (the “RSP”) that lasts for a period of more than three consecutive business days. This restriction is separate and distinct from the quarterly closure of the securities trading window under the Company’s securities trading policy, as to which you will receive separate communications.

Reason for Blackout Period. A temporary suspension of transactions in the RSP is necessary in connection with a planned transition of the current RSP recordkeeper to a new recordkeeper. During the Blackout Period (as defined below), RSP plan participants will be unable to make changes to their investments or contribution rates or take a loan or distribution from their RSP account until the transition is complete, including with respect to the Marriott International, Inc. Company Stock Fund, which is an investment option in the RSP.

Length of Blackout Period. The transition to a new plan recordkeeper is expected to begin at 4 p.m. Eastern time on September 25, 2024 and is expected to end by October 18, 2024 (the “Blackout Period”). If the date of the transition changes or we are required to adjust the beginning date or the duration of the Blackout Period, we will provide you with notice of such adjustment as soon as reasonably practicable.

Restrictions on Directors and Executive Officers During the Blackout Period. Federal securities laws provide that, during the Blackout Period, all directors and executive officers of the Company are prohibited from directly or indirectly purchasing, selling, acquiring or transferring any shares of the Company’s common stock, including by exercising stock options, or any derivatives of the Company’s common stock, regardless of whether the director or executive officer participates in the RSP. Such prohibition on transactions applies only to the Company’s securities (and derivatives of such securities) that you have acquired in connection with your service or employment as a director or executive officer of the Company, and includes any such securities that you have transferred to others, including, but not limited to, a trust or family members, assuming you continue to have a pecuniary interest in such securities. Any such securities you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements. While several narrow exceptions to this prohibition exist, you should not engage in any transaction in Company securities without following the pre-clearance procedures in the Company’s securities trading policy.

As noted above, the period during which you are prohibited from transacting in the Company’s securities as a result of the RSP recordkeeper transition is separate and distinct from the quarterly closure of the securities trading window under the Company’s securities trading policy, as to which you will receive separate communications.

If you have questions regarding the Blackout Period, including when it has started or ended, you may contact the Company’s Corporate Secretary by telephone at (301) 380-6500 or by mail at Marriott International, Inc., Attn: Corporate Secretary, 7750 Wisconsin Ave., Bethesda, MD 20814.